FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-60556


             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 23, 2001


                              XYBERNAUT CORPORATION
                     common stock, par value $0.01 per share

                            ------------------------

          This prospectus supplement supplements our original prospectus dated May 23, 2001 relating to the resale by certain selling stockholders of up to 6,854,521 shares of our common stock, par value $0.01 per share, which shares may be offered and sold from time to time by the selling stockholders pursuant to the original prospectus. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Stockholders" section of the original prospectus is hereby amended and supplemented to reflect a change in the exercise price of certain warrants issued to certain selling stockholders. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.


          The date of this prospectus supplement is November 29, 2001.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-60556


                              SELLING STOCKHOLDERS

          The "Selling Stockholders" section of the prospectus is hereby amended and supplemented as follows:

          On page 9 of the prospectus, the following sentence shall be added after the third sentence of the second paragraph thereon:

          "These warrants are currently exercisable at $1.70 per share."

          On page 9 of the prospectus, the fourth sentence of the third paragraph thereon is hereby deleted in its entirety and replaced with the following two sentences:

          "Warrants exercisable into an aggregate of 107,143 shares of our common stock have an exercise price of $5.00 per share, and the remaining warrants have an exercise price of $1.70 per share. The warrants are exercisable for a period of four years from the date of issuance."

          Except as set forth in this prospectus supplement there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.


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